Southwest Georgia Financial  Corporation
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release

INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release
               Southwest Georgia Financial Corporation Announces
                     18.2% Increase in Earnings per Share
                         for the First Quarter of 2007

MOULTRIE, GEORGIA, April 24, 2007 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full-service community bank holding company, today reported net income of $1.012 million, or $0.39 earnings per diluted share, for the first quarter of 2007 compared with net income of $1.085 million, or $0.33 earnings per diluted share, for the first quarter of 2006.

DeWitt Drew, President and CEO commented, "For the first quarter, we were successful in growing total loans by 14% to $131.0 million, as well as realizing a slight increase in our deposit base. This growth, combined with our decision last year to repurchase nearly 20% of the Company's outstanding shares, is having a positive effect on earnings per share for our shareholders in 2007. As a result, we were able to increase our quarterly cash dividend by 7.7% for the first quarter."

Mr. Drew added, "Strategically, we continue to search for opportunities to grow outside of our current footprint in order to expand our earnings potential. We maximize our opportunities within our current footprint by creating new products that help our customers grow their businesses, by continuing to nurture current relationships while building new ones, and by careful cost management."

Return on average equity for the first quarter of 2007 improved 372 basis points to 14.57% compared with 10.85% for the same period in 2006. Return on average assets for the quarter was 1.38% compared with 1.40% for the same period in 2006.

Balance Sheet Trends and Asset Quality

At March 31, 2007, total assets were $302.4 million compared with $323.5 million last year. Total loans increased 14% to $131.0 million compared with $115.0 million at March 31, 2006. Deposits grew to $236.2 million at the end of the first quarter of 2007, up $4.5 million from the same period in 2006.

The loan loss reserve coverage over total loans was 1.84%, while nonperforming assets to total assets increased to 0.83% compared with 0.02% last year.
Capital ratios well exceed the required regulatory levels. The increase in non-performing assets was centered on one large commercial real estate loan that is expected to be liquidated in the second quarter without a loss to the Company.

Shareholder' equity was $27.8 million as of March 31, 2007, compared with $40.1 million at the end of the first quarter in the prior year. On a per share basis, book value was $10.70 at the end of the first quarter, down from $12.34 at the end of the first quarter in 2006. The decrease in shareholders equity and book value per share were due to the share repurchase activity in 2006. The Company has approximately 2.6 million shares of common stock outstanding.

Revenue

Net interest income for the first quarter of 2007 was $2.306 million compared with $2.456 million for the same period in 2006. The decrease was primarily due to lower earning assets resulting from funds being utilized to repurchase stock. The Company's net interest margin was 3.68% for the first quarter of 2007, unchanged from the same period a year ago. Total interest expense was $1.687 million for the first quarter, up $319 thousand from the same period a year ago, primarily due to increased interest expense on deposits. The average rate paid on interest-bearing time deposits increased 140 basis points for the quarter compared with the same period a year ago.

Mr. Drew continued, "Despite the challenges presented by an extended amount of time with an inverted yield curve, net interest margin for the first quarter remained unchanged from the same period last year. We believe our conservative lending practices, combined with the careful management of our balance sheet to provide flexibility and to best utilize our earnings assets, has enabled us to hold our net interest margin relatively steady."

Noninterest income, which continued to be more than one-third of the Company's total revenue for the quarter, was $2.316 million for the first quarter, up 13.2% from the same period in 2006. The largest contributor to noninterest income, mortgage banking services, increased 22.5% to $1.3 million from last year's first quarter. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. Revenue from service charges on deposit accounts increased 3.5% from the same period a year ago to $417 thousand for the quarter. Revenue from insurance services improved to $373 thousand, a 2.5% increase over the first quarter of 2006, while brokerage services also saw an increase.

Total noninterest expense increased to $3.2 million for the first quarter of 2007 compared with $3.0 million in the first quarter of 2006. The largest component of noninterest expense, salaries and employee benefits, increased to $2.0 million for the first quarter compared with $1.8 million in the same period last year. All other major categories of noninterest expense were either relatively flat or decreased in the first quarter of 2007 compared with the prior year's first quarter.

Dividends and Share Repurchases

During the first three months of 2007, the Company increased the quarterly cash dividend to $0.14 per share. The dividend currently has a yield of approximately 2.8% at an annual dividend rate of $0.56 per share. The Company has paid cash dividends for 79 consecutive years.

In the first quarter of 2007, the Company repurchased 42,100 shares at an average price of $19.54 per share. Including shares repurchased in the 2006 tender offer, the Company has repurchased a total of 1,229,195 shares of its common stock at an average price of $18.81 per share since the stock repurchase program began in January 2000. The price per share data and number of shares repurchased are adjusted for any stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $302 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County.
In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                                 www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)
                                              (Unaudited) (Audited)    (Audited)
                                                March 31, December 31, March 31,
                                                   2007      2006          2006
ASSETS
Cash and due from banks                         $  11,931 $  11,970    $  22,667
Interest-bearing deposits in banks                 14,017        83        6,875
Federal funds sold                                      0       332        5,814
Investment securities available for sale           32,310    33,323       47,626
Investment securities held to maturity             98,234   102,233      108,775
Federal Home Loan Bank stock, at cost               2,103     1,967        2,197
Loans, less unearned income and discount          130,953   125,492      115,048
   Allowance for loan losses                       (2,411)   (2,417)      (2,439)
      Net loans                                   128,542   123,075      112,609
Premises and equipment                              6,506     6,579        6,882
Foreclosed assets, net                                 65         0            0
Intangible assets                                   1,629     1,751        2,882
Other assets                                        7,100     7,203        7,172
  Total assets                                  $ 302,437 $ 288,516    $ 323,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                                  $  62,478  $ 55,013     $ 61,629
  Money market                                     18,118    24,377       19,990
  Savings                                          23,808    22,228       25,594
  Certificates of deposit $100,000 and over        28,340    25,725       22,289
  Other time accounts                              65,820    65,978       65,476
  Total interest-bearing  deposits                198,564   193,321      194,978
  Noninterest-bearing deposits                     37,619    33,388       36,717
    Total deposits                                236,183   226,709      231,695
Federal funds purchased                                 0         0            0
Other borrowings                                   15,000    15,000        5,000
Long-term debt                                     20,229    15,229       30,343
Accounts payable and accrued liabilities            3,234     3,621       16,330
  Total liabilities                               274,646   260,559      283,368
Shareholders' equity:
 Common stock-par value $1; 5,000,000 shares
  authorized; 4,288,555 shares issued (*)           4,289     4,289        4,268
 Additional paid-in capital                        31,644    31,644       31,284
 Retained earnings                                 17,411    16,763       15,920
 Accumulated other comprehensive income              (474)     (483)      (1,473)
  Total                                            52,870    52,213       49,999
 Treasury stock - at cost (**)                    (25,079)  (24,256)      (9,868)
   Total shareholders' equity                      27,791    27,957       40,131
   Total liabilities and shareholders' equity   $ 302,437 $ 288,516    $ 323,499

*  Common stock - shares outstanding            2,597,543 2,639,643    3,252,168
** Treasury stock - shares                      1,691,012 1,648,912    1,015,512



                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                                    For the Three Months
                                                       Ended March 31,
                                                       2007*      2006
Interest income:
 Interest and fees on loans                        $   2,526 $   1,984

 Interest and dividend on securities
 available for sale                                      350       491
 Interest on securities held to maturity               1,033     1,124
 Dividends                                                31        30
 Interest on federal funds sold                            0       116
 Interest on deposits with banks                          53        79
     Total interest income                             3,993     3,824
Interest expense:
 Interest on deposits                                  1,377     1,073
 Interest on federal funds purchased                       7         0
 Interest on other borrowings                            129        30
 Interest on long-term debt                              174       265
     Total interest expense                            1,687     1,368
     Net interest income                               2,306     2,456
Provision for loan losses                                  0         0
     Net interest income after provision
      for losses on loans                              2,306     2,456
Noninterest income:
 Service charges on deposit accounts                     417       403
 Income from trust services                               72        75
 Income from retail brokerage services                    91        70
 Income from insurance services                          373       364
 Income from mortgage banking services                 1,264     1,032
 Net gain (loss) on the sale or
  abandonment of assets                                    9         6
 Net gain (loss) on the sale
  of securities                                            0         0
 Other income                                             90        96
     Total noninterest income                          2,316     2,046

Noninterest expense:
 Salary and employee benefits                          1,979     1,787
 Occupancy expense                                       206       209
 Equipment expense                                       157       156
 Data processing expense                                 167       173
 Amortization of intangible assets                       121       123
 Other operating expense                                 569       590
     Total noninterest expense                         3,199     3,038
Income before income tax expense                       1,423     1,464
Provision for income taxes                               411       379
     Net income                                    $   1,012 $   1,085
Net income per share, basic                        $    0.39 $    0.33
Net income per share, diluted                      $    0.39 $    0.33
Dividends paid per share                           $    0.14 $    0.13
Basic weighted average shares outstanding          2,615,077 3,255,990
Diluted weighted average shares outstanding        2,626,008 3,286,787


                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At March 31                                     2007         2006
Assets                                      $  302,437   $  323,499
Loans, less unearned income & discount         130,953      115,048
Deposits                                       236,183      231,695
Shareholders' equity                            27,791       40,131
Book value per share                             10.70        12.34
Loan loss reserve/loans                          1.84%        2.12%
Nonperforming assets/total assets                0.83%        0.02%

                                        Three Months Ended March 31,
                                                 2007         2006
Net income                                  $    1,012   $    1,085
Earnings per share, basic                         0.39         0.33
Earnings per share, diluted                       0.39         0.33
Dividends paid per share                          0.14         0.13
Return on assets                                 1.38%        1.40%
Return on equity                                14.57%       10.85%
Net interest margin (tax equivalent)             3.68%        3.68%
Net charge offs (recoveries)/
 average loans                                   0.02%        0.06%

Quarterly                      1st Qtr   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
Averages                        2007      2006      2006      2006      2006
Assets                        $294,124  $297,049  $308,487  $304,747  $309,746
Loans, less unearned income
 & discount                    127,548   126,126   125,106   118,950   106,388
Deposits                       229,866   229,476   224,540   224,328   230,071
Equity                          27,784    31,153    40,562    40,234    40,010
Return on assets                 1.38%     0.73%     0.26%     1.60%     1.40%
Return on equity                14.57%     6.92%     1.95%    12.11%    10.85%
Net income                    $  1,012  $    539  $    198  $  1,218  $  1,085
Net income per share, basic   $   0.39  $   0.20  $   0.06  $   0.38  $   0.33
Net income per share, diluted $   0.39  $   0.20  $   0.06  $   0.37  $   0.33
Dividends paid per share      $   0.14  $   0.13  $   0.13  $   0.13  $   0.13